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                         Consent of Independent Auditors

The Board of Directors
Genesis Health Ventures, Inc.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

We also consent to the incorporation by reference in this Registration Statement on Form S-4 of Genesis Health Ventures, Inc. of our report dated November 29, 1995 on the financial statement schedules for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 annual report on Form 10-K of Genesis Health Ventures, Inc.

                                                           KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
October 30, 1996